Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:
Edward J. Lawson, CEO, President and Chairman, 21st Century Holding Company
(954) 308-1257 or (954) 581-9993

21st CENTURY HOLDING COMPANY
AMENDS THIRD QUARTER EARNINGS RELEASE AND REAFFIRMS GUIDANCE

Lauderdale Lakes, Florida, November 15, 2006 - 21st Century Holding Company (Nasdaq: TCHC), an insurance holding company, today announced that it is amending certain balance sheet and results of operations information originally reported in its earnings release dated November 1, 2006. The Company is also reaffirming its guidance for calendar years 2006 and 2007.

The referenced amendments involve revisions of the Company’s unaudited financial statements in connection with the preparation of its Form 10-Q for the period ended September 30, 2006. The Company determined that it overstated its Other assets and understated Operating and underwriting expenses as reported in the November 1, 2006 earnings release by $1.2 million, net of $0.7 million for taxes, in connection with the treatment of an assessment on its insurance company subsidiaries. This assessment centers on the Company’s statutory requirement to participate in funding for the insolvency of other property and casualty insurance carriers that operated within the state of Florida. Upon regulatory approval, this assessment will be fully recouped by the Company through policy surcharges over an anticipated twelve-month period and reflected in the results of operations accordingly. The highlights of the amendments are noted in the table below.

Highlighted Amendments

	Three months ending		Nine months ending
	September 30, 2006
	As filed per Form 10-Q	As announced November 1, 2006	As filed per Form 10-Q	As announced November 1, 2006
Operating and underwriting expense	$3,779,909	$1,851,087	$8,392,485	$6,463,663
Provision for income tax	$857,377	$1,583,192	$9,805,936	$10,531,751
Net income	$3,029,285	$4,232,292	$17,947,156	$19,150,163
Basic net income per share	$0.40	$0.56	$2.41	$2.58
Fully diluted net income per share	$0.40	$0.56	$2.27	$2.42

Edward J. (Ted) Lawson, Chairman, CEO, and President, said, “This fully recoverable assessment is deemed to have no significant effect on the guidance provided in our prior earnings release dated November 1, 2006, therefore, guidance for calendar year 2006 is hereby reaffirmed at $3.10 to $3.20 per share and $4.00 to $5.00 per share for calendar year 2007.”

About the Company

The Company, through its subsidiaries, underwrites general liability insurance, homeowners’ property and casualty insurance, flood insurance and personal automobile insurance in the State of Florida. The Company underwrites general liability coverage as an admitted carrier in the States of Louisiana, Texas and Alabama for more than 300 classes of business, including special events. The Company also operates as an approved (non-admitted) carrier in the States of Georgia, Kentucky, Virginia, South Carolina, Missouri and Arkansas offering the same general liability products. The Company is licensed and has the facilities to market and underwrite other insurance carriers’ lines of business, as well as to process and adjust claims for third party insurance carriers. In addition to insurance services, the Company offers premium finance services to its insureds as well as insureds of certain third party insurance companies.

Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties include, without limitation, uncertainties related to estimates, assumptions and projections generally; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; ability to obtain regulatory approval for applications to underwrite in an additional jurisdiction or for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against the Company and any settlement thereof; risks related to the nature of the Company’s business; dependence on investment income and the composition of the Company’s investment portfolio; the adequacy of the Company’s liability for loss and loss adjustment expense; insurance agents; claims experience; limited experience in the insurance industry; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care and auto repair costs; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods.

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